Exhibit 99.1

Carlos M. Gutierrez Resigns from UTC Board of Directors

HARTFORD, Conn., Dec. 10, 2010 – United Technologies Corp. (NYSE:UTX) today announced that Carlos M. Gutierrez has resigned from the corporation’s Board of Directors to accept a position as a Vice Chairman of the Institutional Clients Group and member of the Senior Strategic Advisory Group at Citigroup Inc.

Gutierrez was first elected to the UTC board in February 2009. He served as U.S. Secretary of Commerce under the Bush Administration from 2005 to January 2009. Prior to his appointment as U.S. Secretary of Commerce, Gutierrez spent 30 years with Kellogg Company, serving as Chairman and CEO from 2000 to 2005.

“I would like to thank Secretary Gutierrez for his service on UTC’s Board of Directors, congratulate him on his new positions with Citigroup, and wish him all the best in his future endeavors,” UTC Chairman & Chief Executive Officer Louis Chênevert said.

United Technologies, based in Hartford, Conn., is a diversified company that provides high technology products and services to the building and aerospace industries.

UTC-IR

# # #